Exhibit 15.1

November 29, 2010

Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ

Re:	Registration Statements on Form S-3 (No. 333-156705) and Form S-8 (Nos. 333-58625, 33-40282, 333-97757, 333-125048 and 333-156530).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 22, 2010 (except for the updated disclosures and reclassification of ENSCO 57 and ENSCO 60 operating results from continuing to discontinued operations for all periods presented, as described in Note 8, as to which the date is August 13, 2010 for ENSCO 57 and November 29, 2010 for ENSCO 60, and ENSCO 69 operating results from discontinued to continuing operations for all periods presented, as described in Note 8, as to which the date is November 29, 2010) related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.  It should be noted, we have not performed any procedures subsequent to April 22, 2010 (except for the updated disclosures and reclassification of ENSCO 57 and ENSCO 60 operating results from continuing to discontinued operations for all periods presented, as described in Note 8, as to which the date is August 13, 2010 for ENSCO 57 and November 29, 2010 for ENSCO 60, and ENSCO 69 operating results from discontinued to continuing operations for all periods presented, as described in Note 8, as to which the date is November 29, 2010).

/s/ KPMG LLP
Dallas, Texas